THERMOGENESIS REPORTS THIRD QUARTER RESULTS;
REDUCES NET LOSS BY 60 PERCENT

RANCHO CORDOVA, CA, (May 6, 2009)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the third quarter and first nine months of fiscal 2009.

For the quarter ended March 31, 2009, the Company reported revenues of $5.1 million. This compares with revenues of $5.6 million in the third quarter a year ago. Total disposable revenues were $2.8 million versus $3.0 million in the third quarter of fiscal 2008. Disposable revenues associated with the Company’s core AXP AutoXpress Platform™ (AXP™) and BioArchive® Systems offerings were $2.7 million versus $2.8 million a year ago. Total disposable revenues in the third quarter of fiscal 2009 versus the third quarter of fiscal 2008 also reflect a decline in revenues from the Company’s CryoSeal® FS Platform product line.

The Company reported a net loss of $1.1 million, or $0.02 per share, versus a net loss of $2.7 million, or $0.05 per share, a year ago. The Company’s results for the third quarter of 2009 reflect a decline of approximately $220,000 in net interest and other income due to lower cash and short term investments balances and interest rates. In addition, the results for the third quarter of 2008 include several expenses that did not occur in the third quarter of 2009. Third quarter 2008 expenses included $386,000 in costs related to a voluntary product recall, $300,000 in legal fees related to a distribution agreement negotiation and a $420,000 stock-based compensation expense.

The Company ended the third quarter of fiscal 2009 with $17.7 million in cash and short-term investments, compared with $18.8 million at the end of the second quarter and $25.3 million at the end of fiscal 2008.

“We were definitely affected by the current difficult economic environment. With the delay of certain customer capital equipment purchasing decisions and reduced cord blood collection rates during the quarter, our disposable bag set sales were impacted. However, ThermoGenesis realized some significant accomplishments. We reduced our quarterly net loss by 60 percent versus a year ago as operating expenses were $2.9 million versus $4.5 million, reflecting reduced headcount, the timing of stock compensation expenses and tighter spending controls across all major areas of the Company,” said J. Melville Engle, Chief Executive Officer.

“In addition, we executed the successful roll out of our lab-based MarrowXpress™, or MXP™, System used to concentrate stem cells from bone marrow. The early experience with the device, in terms of cell recovery and ease of use, has been very positive. We are also readying the launch of our Res-Q™, a point-of-care processing device for bone marrow and platelet rich plasma (PRP) processing, next month. Additionally, we implemented new systems and processes in our quality area that are contributing to improved yields and positive customer feedback,” he added.

“Since joining ThermoGenesis three weeks ago, I have continued to be impressed by the Company’s technology, track record of product innovation and dedicated team of employees. I believe we are well positioned to capitalize on the growing stem cell opportunity and have seen strong interest in our offerings from the market,” Engle continued.

For the first nine months of fiscal 2009, ThermoGenesis reported revenues of $15.8 million versus $14.8 million in the same period a year ago. The Company reported a net loss of $5.5 million, or $0.10 per share, versus a net loss of $6.7 million, or $0.12 per share, in the first nine months of 2008. The results for the first nine months of 2009 include a decline of $825,000 in interest and other income versus the first nine months of 2008.

The Company said it expects revenues for all of fiscal 2009 to be essentially flat with fiscal 2008. In the fourth quarter, the Company expects to see an increase in product development and marketing costs associated with the launch of Res-Q. This is expected to increase the loss in the fourth quarter beyond the levels of the third quarter of fiscal 2009. These costs are expected to be confined to the fourth quarter of fiscal 2009. Consistent with prior guidance, the Company anticipates reaching profitability during fiscal 2010.

Company’s Conference Call and Webcast
Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal third quarter financial results.

The call can be accessed by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing, “ThermoGenesis.” Mr. J. Melville Engle, Chief Executive Officer and Mr. Matthew Plavan, Executive Vice President, Chief Operating Officer and Chief Financial Officer will host the call to discuss the third quarter results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.

To listen to the audio webcast of the call during or after the event, please visit: http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

Replay
A replay of the conference call will be available two hours after the call for the following five business days by dialing 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and entering the following account number when prompted ‘385107’.

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,632,000	$4,384,000
Short term investments	11,041,000	20,903,000
Accounts receivable, net	4,949,000	5,976,000
Inventories	5,601,000	5,131,000
Other current assets	291,000	367,000

Total current assets	28,514,000	36,761,000
Equipment, net	1,378,000	1,450,000
Other assets	569,000	71,000

	$30,461,000	$38,282,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$1,965,000	$4,186,000
Other current liabilities	2,580,000	2,597,000

Total current liabilities	4,545,000	6,783,000
Long-term liabilities	487,000	974,000
Stockholders’ equity	25,429,000	30,525,000

	$30,461,000	$38,282,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net revenues	$5,148,000	$5,645,000	$15,776,000	$14,764,000
Cost of revenues	3,354,000	4,144,000	10,489,000	10,144,000

Gross profit	1,794,000	1,501,000	5,287,000	4,620,000

Expenses:
Selling, general and administrative	1,917,000	2,550,000	7,037,000	7,327,000
Research and development	1,018,000	1,902,000	3,916,000	5,015,000

Total operating expenses	2,935,000	4,452,000	10,953,000	12,342,000
Interest and other income, net	49,000	271,000	200,000	1,025,000

Net loss	($1,092,000)	($2,680,000)	($5,466,000)	($6,697,000)

Basic and diluted net loss per common share	($0.02)	($0.05)	($0.10)	($0.12)

Shares used in computing per share data	56,092,960	55,701,175	56,049,627	55,687,286

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net loss	($5,466,000)	($6,697,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	362,000	402,000
Stock based compensation expense	370,000	1,618,000
Accretion of discount on short-term investments	(157,000)	(782,000)
Net change in operating assets and liabilities:
Accounts receivable, net	1,027,000	(339,000)
Inventories	(470,000)	245,000
Other current assets	76,000	172,000
Other assets	(447,000)	49,000
Accounts payable	(2,221,000)	402,000
Accrued payroll and related expenses	133,000	(121,000)
Deferred revenue	(503,000)	(545,000)
Other current liabilities	(123,000)	522,000

Net cash used in operating activities	(7,419,000)	(5,074,000)

Cash flows from investing activities:
Capital expenditures	(341,000)	(296,000)
Purchase of investments	(16,981,000)	(27,460,000)
Maturities of investments	27,000,000	38,000,000

Net cash provided by investing activities:	9,678,000	10,244,000

Cash flows from financing activities:
Payments on capital lease obligations	(11,000)	(14,000)
Exercise of stock options and warrants	—	266,000

Net cash (used in) provided by financing activities	(11,000)	252,000

Net increase in cash and cash equivalents	2,248,000	5,422,000
Cash and cash equivalents at beginning of period	4,384,000	5,730,000

Cash and cash equivalents at end of period	$6,632,000	$11,152,000

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™), a proprietary family of automated devices that includes the AXP, Res-Q™ and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow.

•	The Res-Q™, a point-of-care system that is designed for bone marrow stem cell processing for the human market. It is anticipated that this offering will be available in June 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com